Exhibit 99.1

Verso Paper Corp. Reports Fourth Quarter and Year-End 2011 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 7, 2012--Verso Paper Corp. (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2011. Results for the years ended December 31, 2011 and 2010 include:

  Net sales increased 7.3% to $1,722.5 million in 2011 from $1,605.3 million in 2010.
  Operating income before items of $72.5 million in 2011 compared to $1.2 million in 2010.
  Net loss before items of $54.3 million in 2011, or $1.02 per diluted share, compared to a net loss before items of $126.4 million, or $2.41 per diluted share in 2010.
  Adjusted EBITDA before pro forma effects of profitability program of $202.5 million for 2011 compared to $132.1 million in 2010. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the fourth quarter of 2011 increased $42.6 million, or 10.4%, compared to the fourth quarter of 2010, reflecting a 6.2% increase in sales volume and a 4.0% increase in the average sales price for all of our products.

During the fourth quarter of 2011, Verso recorded special items totaling $51.5 million, or $0.98 per diluted share, primarily related to restructuring costs associated with the shutdown of three paper machines, goodwill impairment, and the negative impact of de-designating certain hedges. During the fourth quarter of 2010, special items of $1.0 million, or $0.02 per diluted share, were primarily related to new product development. In the fourth quarter of 2011, Verso reported a net loss of $67.9 million, or $1.29 per diluted share, and an operating loss of $36.0 million including special items. Verso reported a net loss of $14.0 million, or $0.27 per diluted share, and operating income of $17.4 million including special items in the fourth quarter of 2010.

Excluding special items, net loss was $16.4 million, or adjusted diluted loss per share of $0.31, and operating income was $15.6 million for the fourth quarter of 2011. Excluding special items, net loss was $13.0 million, or adjusted diluted loss per share of $0.25, and operating income was $18.6 million for the fourth quarter of 2010. Adjusted EBITDA before pro forma effects of profitability program was $47.7 million for the fourth quarter of 2011 compared to $50.5 million for the fourth quarter of 2010.

During the fourth quarter of 2011, Verso permanently shut down the No. 2 coated groundwood paper machine at the mill in Bucksport, Maine, and two supercalendered paper machines at the mill in Sartell, Minnesota, thereby reducing annual production capacity by 193,000 tons. The paper machine shutdowns resulted in charges of $24.5 million in the fourth quarter of 2011, of which approximately $13 million is expected to be cash expenditures, most of which will be expended in the first quarter of 2012. In the fourth quarter of 2011, Verso recognized a goodwill impairment charge of $18.7 million, which represents a write-off of the full balance of goodwill. Additionally, the fourth quarter results included $7.5 million of losses recognized due to the de-designation of certain energy-related derivative contracts.

“The fourth quarter of 2011 was one of significant activity for Verso driven by the execution of previously announced strategies relative to the machine closures at two of our facilities, said Mike Jackson, President and Chief Executive Officer of Verso. “These closures were accomplished in a timely and professional manner through the coordinated efforts of our employees. We expect these closures to have a favorable EBITDA impact during 2012.

“As many investors know, we committed to complete a biomass driven turbine energy project at our Quinessec mill by year end, and this was accomplished. The 28 megawatt project was officially commissioned in December, and performance criteria has not only been met, but has been exceeded. On a cost-per-megawatt basis this was a world-class installation.

“Market conditions in the fourth quarter were challenged by the seasonal slow-down as well as the tepid economic recovery. However, our sales volumes for the quarter were favorable compared to the fourth quarter of 2010. Our outlook for 2012 continues to see a balance of supply and demand which should support favorable operating rates.”

Verso’s net sales for 2011 increased $117.2 million, or 7.3%, compared to 2010, reflecting a 9.4% increase in the average sales price for all of our products while sales volume decreased 2.0% compared to 2010. Verso’s gross margin was 15.2% in 2011 compared to 12.1% in 2010.

For the year ended December 31, 2011, Verso recorded special items totaling $82.8 million, or $1.57 per diluted share, primarily related to restructuring costs associated with the shutdown of three paper machines, losses related to debt refinancing, goodwill impairment, and the negative impact of de-designating certain hedges. For the year ended December 31, 2010, special items of $4.7 million, or $0.09 per diluted share, were primarily related to new product development. In 2011, Verso reported a net loss of $137.1 million, or $2.61 per diluted share, and operating income of $15.7 million including special items. Verso reported a net loss of $131.1 million, or $2.50 per diluted share, and an operating loss of $3.9 million including special items in 2010.

Excluding special items, net loss was $54.3 million, or adjusted diluted loss per share of $1.02, for the year ended December 31, 2011. Excluding special items, net loss was $126.4 million, or adjusted diluted loss per share of $2.41, for the year ended December 31, 2010.

Summary Results

Results of Operations – Comparison of the Fourth Quarter of 2011 to the Fourth Quarter of 2010

	Three Months Ended
	December 31,
(Dollars in thousands)	2011	2010
Net sales	$450,282	$407,684
Costs and expenses:
Cost of products sold - (exclusive of depreciation,
amortization, and depletion)	393,728	337,659
Depreciation, amortization, and depletion	31,113	30,796
Selling, general, and administrative expenses	18,268	21,778
Goodwill impairment	18,695	-
Restructuring and other charges	24,464	-
Total operating expenses	486,268	390,233
Operating (loss) income	(35,986)	17,451
Interest income	(20)	(26)
Interest expense	31,807	31,695
Other income, net	(5)	(346)
Loss before income taxes	(67,768)	(13,872)
Income tax benefit	53	145
Net loss	$(67,821)	$(14,017)

Net Sales. Net sales for the fourth quarter of 2011 increased 10.4% to $450.3 million from $407.7 million in the fourth quarter of 2010, as sales volume increased 6.2% and the average sales price for all of our products increased 4.0% compared to the fourth quarter of 2010.

Net sales for our coated and supercalendered papers segment increased 10.5% in the fourth quarter of 2011 to $371.9 million from $336.5 million for the same period in 2010, as paper sales volume increased 5.3% and the average paper sales price per ton increased 5.0% compared to the fourth quarter of 2010.

Net sales for our market pulp segment decreased 6.6% to $37.8 million in the fourth quarter of 2011 from $40.5 million for the same period in 2010, reflecting an 11.0% decrease in the average sales price per ton compared to the fourth quarter of 2010. This decrease was partially offset by a 5.0% increase in sales volume in the fourth quarter of 2011.

Net sales for our other segment increased 31.9% to $40.6 million in the fourth quarter of 2011 from $30.7 million in the fourth quarter of 2010. The improvement in 2011 was due to a 19.3% increase in sales volume combined with a 10.6% increase in the average sales price per ton compared to the fourth quarter of 2010.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $424.9 million in the fourth quarter of 2011 compared to $368.5 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, was 12.6% for the fourth quarter of 2011 compared to 17.2% for the fourth quarter of 2010. Adjusted for the negative impact of de-designating certain hedges in the fourth quarter of 2011, our gross margin would have been 14.2%. Depreciation, amortization, and depletion expenses were $31.1 million in the fourth quarter of 2011 compared to $30.8 million in the fourth quarter of 2010.

Selling, general, and administrative. Selling, general, and administrative expenses were $18.2 million in the fourth quarter of 2011 compared to $21.8 million for the same period in 2010, mainly due to lower personnel related costs.

Goodwill impairment. Results for the fourth quarter of 2011 included a goodwill impairment charge of $18.7 million, which represents a write-off of the full balance of goodwill.

Restructuring and other charges. Restructuring and other charges of $24.5 million in the fourth quarter of 2011 reflect the permanent shut down of the No. 2 coated groundwood paper machine at our mill in Bucksport, Maine, and two supercalendered paper machines at our mill in Sartell, Minnesota. These charges include $15.0 million of severance and benefit costs, $7.1 million of accelerated depreciation, and $2.3 million due to write-off of spare parts and inventory.

Interest expense. Interest expense for the fourth quarter of 2011 was $31.8 million compared to $31.7 million for the same period in 2010.

Results of Operations – Comparison of 2011 to 2010

	Year Ended December 31,
(Dollars in thousands)	2011	2010
Net sales	$1,722,489	$1,605,316
Costs and expenses:
Cost of products sold - (exclusive of depreciation,
amortization, and depletion)	1,460,290	1,410,770
Depreciation, amortization, and depletion	125,295	127,367
Selling, general, and administrative expenses	78,059	71,043
Goodwill impairment	18,695	-
Restructuring and other charges	24,464	-
Total operating expenses	1,706,803	1,609,180
Operating income (loss)	15,686	(3,864)
Interest income	(99)	(120)
Interest expense	126,607	128,077
Other loss (income), net	26,042	(884)
Loss before income taxes	(136,864)	(130,937)
Income tax expense	197	145
Net loss	$(137,061)	$(131,082)

Net Sales. Net sales for 2011 increased 7.3% to $1,722.5 million from $1,605.3 million, as the average sales price for all of our products increased 9.4%, reflecting price increases implemented during 2010 and at the beginning of the second quarter of 2011. This positive impact was partially offset by a 2.0% decline in total sales volume during the year ended December 31, 2011, compared to the year ended December 31, 2010.

Net sales for our coated and supercalendered papers segment increased 7.9% to $1,418.8 million in 2011 from $1,315.0 million in 2010. This improvement reflects a 10.7% in the average paper sales price per ton in 2011 while paper sales volume decreased 2.5% compared to 2010.

Net sales for our market pulp segment decreased 9.0% to $150.1 million in 2011 from $164.9 million in 2010, reflecting a 6.0% decrease in the average sales price per ton combined with a 3.2% decrease in sales volume compared to 2010.

Net sales for our other segment increased 22.5% to $153.6 million in 2011 from $125.4 million in 2010. The improvement in 2011 is due to a 14.9% increase in the average sales price per ton combined with a 6.6% increase in sales volume compared to 2010.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $1,585.6 million in 2011 compared to $1,538.2 million in 2010. Our gross margin, excluding depreciation, amortization, and depletion, was 15.2% for 2011 compared to 12.1% for 2010, reflecting higher average sales prices during 2011. Depreciation, amortization, and depletion expenses were $125.3 million for 2011, compared to $127.4 million for 2010.

Selling, general, and administrative. Selling, general, and administrative expenses increased to $78.0 million in 2011 from $71.0 million in 2010, primarily due to inflation of personnel related costs and certain non-recurring costs including professional fees and severance.

Interest expense. Interest expense was $126.6 million in 2011, compared to $128.1 million in 2010.

Goodwill impairment. Results for 2011 included a goodwill impairment charge of $18.7 million, which represents a write-off of the full balance of goodwill.

Restructuring and other charges. Restructuring and other charges of $24.5 million in 2011 reflect the permanent shut down of the No. 2 coated groundwood paper machine at our mill in Bucksport, Maine, and two supercalendered paper machines at our mill in Sartell, Minnesota. These charges include $15.0 million of severance and benefit costs, $7.1 million of accelerated depreciation, and $2.3 million due to write-off of spare parts and inventory.

Other loss (income), net. In 2011 other losses, net included $26.1 million in pre-tax net losses related to the early retirement of debt in connection with our debt refinancing. The results for 2010 included other income, net of $0.9 million.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to align the mark-to-market impact of economic hedge contracts used to hedge a portion of future natural gas purchases with the period in which they settle. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2011	2010	2011	2010
Net loss	$(67.9)	$(14.0)	$(137.1)	$(131.1)
Income tax expense	0.1	0.1	0.2	0.1
Interest expense, net	31.8	31.7	126.5	128.0
Depreciation, amortization,
and depletion	31.1	30.8	125.3	127.4
EBITDA	(4.9)	48.6	114.9	124.4
Adjustments to EBITDA:
Loss on early extinguishment of debt, net(1)	-	-	26.1	-
Goodwill impairment(2)	18.7	-	18.7	-
Restructuring and other charges(3)	24.5	-	24.5	-
Hedge losses(4)	7.5	-	7.5	-
Equity award expense(5)	0.6	0.5	2.4	1.7
Other items, net(6)	1.3	1.4	8.4	6.0
Adjusted EBITDA before pro forma
effects of profitability program	47.7	50.5	202.5	132.1
Pro forma effects of profitability
program(7)			68.3	55.9
Adjusted EBITDA			$270.8	$188.0
(1)	Represents net loss related to debt refinancing.
(2)	Represents impairment of goodwill allocated to the coated and supercalendered paper segment.
(3)	Represents costs associated with the shut-down of three paper machines.
(4)	Represents losses recognized due to the de-designation of certain energy-related derivative contracts.
(5)	Represents amortization of non-cash incentive compensation.
(6)	Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(7)	Represents cost savings expected to be realized as part of the Company's cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss fourth quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 719-325-4795 or, within the U.S. and Canada only, 877-591-4959, access code 5749765. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=108162. This release and Verso’s annual report on Form 10-K for the year ended December 31, 2011, will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page. A telephonic replay of the conference call will be accessible at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 5749765. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com